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                                                                    EXHIBIT 10.4

Mr. Claudio De Conto                                         Mr. Adriano Zuccala
General Director Administration and Control                    Managing Director
Pirelli S.p.A.                                             Corning O.T.I. S.r.l.

Mr. Walter Alessandrini                                    Mr. Lawrence D. McRae
Chairman & CEO                                             Senior Vice President
Avanex Corporation                                          Corning Incorporated

         Subject: Consent and Assignment and Assumption of Lease Agreement

Gentlemen:

Corning Incorporated ("Corning"), Avanex Corporation ("Avanex"), and Alcatel are parties to a Share Acquisition and Asset Purchase Agreement, dated May 12, 2003 (the "Purchase Agreement"), pursuant to which Avanex agreed to purchase, and Corning agreed to sell and assign to Avanex, certain assets of Corning and the whole or substantially the whole business of Corning O.T.I. S.r.l. (formerly, Optical Technologies Italia S.p.A., hereinafter "Corning OTI"), including, but not limited to, those operations at the premises leased from Pirelli Cavi e Sistemi S.p.A. ("Pirelli Cavi & Sistemi"), as described below. The closing of the transactions under the Purchase Agreement is expected to occur on July 31, 2003 (the "Closing Date").

Corning OTI and Pirelli Cavi e Sistemi (which has been merged, effective as from December 30, 2002, into Pirelli Spa, hereinafter "Pirelli") entered into a lease agreement effective as of January 1, 2003 (the "Lease Agreement") relating to premises located at Via Federico Fellini, San Donato Milanese (the "Milan Premises"). Corning OTI, Pirelli and Optical Technologies The Netherlands B.V. are also parties to a Transition Services Agreement, dated as of December 12, 2000, in connection with the acquisition by Corning of Optical Technologies USA Corporation, which owned 100% of the issued and outstanding shares of Corning OTI from Pirelli (the "Transition Services Agreement"). Although the Transition Services Agreement has already expired in accordance with its terms, the parties have continued to conduct business in accordance with the terms of the Transition Services Agreement and have agreed to a form of agreement by which the services contemplated by the Transition Services Agreement will continue to be provided through December 31, 2005 at newly agreed conditions ("Services Agreement") (a copy of which is attached).

Pursuant to the terms of the Lease Agreement(1), Corning and Corning OTI hereby request the consent and agreement of Pirelli and its affiliates effective on and after the Closing Date to: the assignment

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(1) Article 4.2 of the Lease Agreement states, in part: ". . . assignment of all or part of the lease is not allowed, not even in the framework of an assignment or contribution of business, unless consented in writing by Lessor; such consent shall not be unreasonably withheld if the assignee of the business is, in the reasonable judgment of Lessor, sufficiently reliable as to its solvency and compliance with the obligations under this Agreement vis a vis the Lessor."

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of the Lease Agreement to Avanex, the assumption by Avanex of the obligations of
Corning and Corning OTI under the Lease Agreement, the assignment to Avanex of the Services Agreement, and the assumption by Avanex of the obligations of Corning, if any, and Corning OTI under the Services Agreement, and the release of Corning and Corning OTI of such obligations under the Lease Agreement and the Services Agreement from and after the Closing Date.

Avanex is a Delaware corporation. Its common stock is traded on the Nasdaq and it files annual and quarterly reports with the U.S. Securities and Exchange Commission. These reports and other information about Avanex are publicly available at www.sec.gov. Avanex intends to create a branch office in Milan, Italy to acquire those assets of Corning OTI acquired, including the Lease Agreement and the Services Agreement, pursuant to the Purchase Agreement.

By executing in the space provided below, Pirelli hereby consents to the assignment by Corning OTI and Corning of all of their rights, duties, liabilities and obligations under the Lease Agreement to Avanex and its registered branch office in Milan, Italy and to the assumption by Avanex of all such rights, duties, liabilities and obligations under the Lease Agreement as of the Closing Date, provided that such Closing Date occurs not later than December 31,2003. Pirelli acting on behalf of itself and its affiliates, also hereby consent, subject to the above, to the assignment by Corning OTI of all of its rights, duties, liabilities and obligations under the Services Agreement, as amended and extended by understanding between the parties, to Avanex and its registered branch office in Milan, Italy, and to the assumption by Avanex of all such rights and duties, liabilities and obligations under the Services Agreement as of the Closing Date. From and after the Closing Date, Pirelli agrees to look only to Avanex and its registered branch office in Milan for satisfaction of all liabilities and obligations of Corning OTI and Corning under the Lease and the Services Agreement.

From and after the Closing Date Avanex shall be responsible towards Pirelli and its affiliates for any act or omission of its registered branch office in Milano in relation to the Lease Agreement and the Service Agreement. Pirelli agrees that Avanex shall be permitted to assign the Service Agreement to a subsidiary of Avanex so long as Avanex and its registered branch remain responsible to Pirelli for the performance by such subsidiary of its obligations under the Services Agreement.

Nothing in this letter is intended to affect the rights and obligations of Corning and its Subsidiaries and Avanex under the Purchase Agreement. As between Corning and its Subsidiaries and Avanex, in the event of any conflict between the terms and conditions of this letter and terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

By executing in the space provided below, Corning and Corning OTI hereby assign, effective on the Closing Date, and Avanex hereby assumes, effective as of the Closing Date, all rights, privileges, duties, liabilities and obligations of Corning OTI and Corning under the Lease Agreement and the Services Agreement, as amended and extended by understanding between the parties.

This letter agreement is governed by Italian laws. The Court of Milano will have exclusive jurisdiction over any dispute in relation to this letter agreement.

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Please execute this letter agreement in the space provided below and return a copy to Corning Incorporated. Delivery of signatures to this Agreement by facsimile transmission shall be legally binding and effective for all purposes, including evidentiary purposes.

                            [SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed the foregoing instrument on the dates set forth below.

                                             CORNING INCORPORATED

                                             By:  /s/ LAURENCE D. MCRAE
                                                 -------------------------------
                                                  Senior Vice President

PIRELLI S.P.A.                               CORNING O.T.I. S.R.L.

By:   C. DE COUTO                            By:  ADRIANO ZUCCALA
Name: C. De Couto                            Name: Adriano Zuccala
Title:                                       Title: Managing Director
       --------------------------------
Date:  July 25, 2003                         Date:  July 25, 2003

AVANEX CORPORATION

By: /s/ ANTHONY A. FLORENCE
    -----------------------------------
Name:   Anthony A. Florence
Title:  Sr. Vice President, Corporate
        Affairs
Date:  July 31, 2003

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